Exhibit 10.20

RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is made this 27th day of April 2011, by and between Atkore International, Inc. (“Atkore” or “Company”), and Edward Kurasz (“Executive”).

WHEREAS, the Company desires to incentivize Executive to remain with the Company; and

WHEREAS, Company will entrust Executive with Confidential Information relating to its business;

NOW, THEREFORE, in consideration of continued employment, employee’s acquisition of and access to Confidential Information, and the mutual covenants contained in this Agreement, the parties agree as follows:

1. Retention Bonus.

Executive will be eligible for a retention payment (“Retention Payment”) in the amount of $100,000 as long as Executive is still actively employed with the Company on the two-year anniversary of this Agreement (based on the effective date of this Agreement, as set forth above). The entire Retention Payment will be paid to Executive within thirty (30) days after the effective date of this Agreement. In the event Executive’s employment is terminated “For Cause” (as defined in Section 2 below) or Executive resigns before the two-year anniversary of this Agreement, Executive will repay the Company $50,000 of the advance on the Retention Payment. The remaining $50,000 of the advance is consideration for Executive’s compliance with the non-competition provisions contained in paragraph 4.

2. Termination For Cause

The following are considered “For Cause” reasons to terminate Employee’s employment: (i) the failure or refusal by Executive to perform Executive’s duties or responsibilities (other than due to Disability or Death) in a manner that meets the Company’s expectations (as determined in the Company’s sole discretion); (ii) injurious conduct to Atkore (or its parents, subsidiaries or affiliates), dishonest, fraudulent, or illegal conduct in the performance of Executive’s duties or responsibilities to Atkore (or its parents, subsidiaries or affiliates); (iii) Executive’s willful failure or refusal to follow the reasonable and lawful directions of any officer or employee of Atkore properly supervising Executive; (iv) the misappropriation by Executive of any funds or property of Atkore (or its parents, subsidiaries or affiliates) for Executive’s personal use; (v) Executive’s willful and unauthorized disclosure of Confidential Information (as defined below) that resulted in or could reasonably be expected to result in harm to Atkore (or its parents, subsidiaries or affiliates); (vi) a breach of Executive’s fiduciary duty to Atkore (or its parents, subsidiaries or affiliates); (vii) gross neglect or misconduct by Executive materially detrimental to the reputation, character, business, or standing of Atkore (or its parents, subsidiaries or affiliates); (viii) upon the conviction, no contest plea, or deferred adjudication of Executive for a felony or other crime involving moral turpitude; or (ix) the breach by Executive of any material provision of this Agreement.

3. At-Will Employment.

Notwithstanding anything in this Agreement, including Section 2 above, Executive’s employment is and will remain “at will,” which means either the Company or the Executive may terminate Executive’s employment at any time, with or without cause or without notice. The “For Cause” provisions in Section 2 apply only to a determination of whether Executive must repay a portion of the Retention Payment advanced, not whether or under which circumstances Executive’s employment may be terminated.

4. Acknowledgement; Confidential Information; Competitive Activity; Non-Solicitation.

(a) Executive acknowledges and agrees as follows:

(i) Atkore and its subsidiaries are engaged in the business of manufacturing galvanized steel tubes and pipes, electrical conduit, armored wire and cable, metal framing systems and building components. Executive was specifically responsible for managing and overseeing the sale of the following products and services during his employment with Atkore: (1) electrical conduit and fittings: (2) mechanical pipe and tubing; (3) HSS, A53 and fire sprinkler pipe; (4) fence and barbed tape products; (5) Unistrut construction and Gem-Fab fabrication services.

(ii) The business relationships of Atkore (and its subsidiaries and affiliates) with its customers and employees are a legitimate business interest of Atkore and its parents, subsidiaries and affiliates (collectively and individually referred to herein as the “Protected Parties”). Since the Protected Parties would suffer irreparable harm if Executive left Atkore’s employ (voluntarily or involuntarily) and solicited the customers and/or employees of the Protected Parties, or otherwise interfered with business relationships of the Protected Parties, it is reasonable to protect the Protected Parties against such activities by Executive.

(iii) Atkore has and shall provide Executive with Confidential Information and access to Confidential Information (as defined below) so that Executive may perform Executive’s duties. Since the Protected Parties would suffer irreparable harm if Executive disclosed such Confidential Information to third parties, it is reasonable to protect the Protected Parties against such disclosure by Executive.

(iv) Because Executive has had and will have access to and receive Confidential Information and will establish, maintain and increase Atkore’s good will with its customers and others, and because the services provided by Executive for the Protected Parties are a significant factor in the creation of valuable, special and unique assets which are expected to provide the Protected Parties with a competitive advantage, the Protected Parties would suffer irreparable harm if Executive competed with the Protected Parties (as described more fully below). Accordingly, it is reasonable to protect the Protected Parties against such unfair competition by Executive.

(v) The covenants contained in Sections 4(b), (c), (d) (e) and (f) are reasonably necessary for the protection of the Protected Parties and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on Executive and the public. Executive expressly acknowledges that the Retention Fee is being paid to Executive by Atkore in exchange for Executive’s consent to comply with the provisions of Sections 4(b), (c), (d), (e) and (f) for the time periods specified therein.

(b) For the purposes of this Agreement, all confidential or proprietary information concerning the business and affairs of the Protected Parties, including without limitation, all trade secrets, know how and other information generally retained on a confidential basis by the Protected Parties concerning their products, methods, know-how, techniques, systems, software codes and specifications, formulae, inventions and discoveries, business plans, pricing, product plans and the identities of and the nature of the Protected Parties’ dealings with their employees, suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, shall constitute “Confidential Information.” Atkore shall provide Confidential Information and access to Confidential Information to Executive from time to time so that Executive may perform Executive’s job duties. Executive acknowledges that Executive has had and, will from time to time have, access to and has obtained and will in the future obtain knowledge of such Confidential Information, and that improper use or disclosure thereof by Executive to any third party, during or after the termination of Executive’s employment by Atkore could cause serious injury to the business of the Protected Parties. Accordingly, Executive agrees that, unless otherwise required by law, Executive will forever keep secret and will not disclose any Confidential Information which shall have come or shall hereafter come into Executive’s possession, and Executive will not use the same for Executive’s own personal benefit, or directly or indirectly for the benefit of others, and Executive will not disclose such Confidential Information to any other person. If Executive is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Executive shall provide Atkore with prompt prior written notice of such legal requirement so that the Protected Parties may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 4(b). In any event, Executive may furnish only that portion of the Confidential Information which Executive is advised by legal counsel is required, and Executive shall exercise Executive’s best efforts to obtain an order or assurance that confidential treatment will be accorded such Confidential Information that is disclosed. Notwithstanding anything contained herein which may be to the contrary, the term “Confidential Information” does not include any information which at the time of disclosure or thereafter is generally available to and known by the public, other than as a result of a disclosure directly or indirectly by Executive.

(c) Executive covenants and agrees that during Executive’s employment and for a period of one (1) year following the termination of Executive’s employment, whether such termination occurs at the direction of Atkore or Executive (for whatever reason), Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, consultant, advisor or otherwise) will not, either directly or indirectly, for Executive or any third party, engage or invest in any business or activity which is directly or indirectly competitive with any business or activity engaged in by the Protected Parties that Executive was responsible for managing, or any business or activity in which the Protected Parties planned or proposed, to the knowledge of Executive, to become engaged, including but not limited to, the sale and marketing of the products described in Section 4(a)(i) (provided that the Executive shall not be restricted hereby from owning or acquiring 5% or less of the outstanding voting securities of a public company). The geographic scope of the restrictions contained in this Section 4(c) is limited to the North American region in which Executive was responsible for overseeing the sale of products on behalf of Atkore during the twelve (12) months prior to the termination of Executive’s employment.

(d) Executive covenants and agrees that during Executive’s employment and for a period of one (1) year after the termination of Executive’s employment, whether such termination occurs at the direction of Atkore or Executive (for whatever reason), Executive shall not, individually or jointly with others, directly or indirectly recruit, hire, encourage, or attempt to recruit or hire, or by assisting others, any employees of Atkore with whom Executive had direct contact during Executive’s employment with Atkore, nor shall Executive contact or communicate with same for the purpose of inducing, assisting, encouraging and/or facilitating such Atkore employees to terminate their employment with Atkore or find employment or work with another person or entity. Executive shall not provide or pass along to any person or entity the name, contact and/or background information about any of Atkore’s employees with whom Executive had direct contact during Executive’s employment with Atkore or any other information about them. Executive shall not provide or pass along to Atkore’s employees with whom Executive had direct contact during Executive’s employment with Atkore, any information regarding potential jobs or entities or persons to work for, including but not limited to, job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications. Further, Executive shall not offer employment to or consulting work to any employees of Atkore with whom Executive had direct contact during Executive’s employment with Atkore.

(e) Executive further covenants and agrees that during Executive’s employment and for a period of one (1) year following the termination of Executive’s employment, whether such termination occurs at the direction of Atkore or Executive (for whatever reason) Executive shall not individually, or by assisting any other person to, directly or indirectly:

(i) solicit, contact, or communicate with any person or company, for the purpose of engaging in a business that is the same or substantially similar to the Protected Parties’ business that Executive was responsible for managing during the last 12 months of Executive’s employment with Atkore,

(ii) induce any customer, supplier or other person with whom the Protected Parties engaged in business and with whom any business managed by Executive had a relationship during Executive’s employment with Atkore, or to the knowledge of Executive, planned or proposed to engage in business with the Protected Parties, to terminate any commercial relationship with the Protected Parties or to engage in any other activity detrimental to the legitimate business interests of the Protected Parties; or

(iii) solicit, conduct or transact business with any customer, supplier or other person with whom the Protected Parties engaged in business and with whom any business managed by Executive during the last 12 months of his employment with Atkore maintained a relationship, except with the express written consent of Atkore.

The restrictions set forth in Section 4(e)(ii) and (4)(e)(iii) apply to customers, suppliers or other persons with whom the Protected Parties engaged in business and with whom Executive had a relationship or solicited business during the last twelve (12) months of Executive’s employment with Atkore, or to the knowledge of the Executive planned or proposed to engage in business, and apply even in those circumstances in which Executive was responsible for initiating or developing the business relationship for Atkore with such customer, supplier or other person.

(f) Executive promises, warrants and represents that in the event Executive’s employment ends, whether at the direction of Executive or Atkore (for whatever reason), Executive will return to Atkore on Executive’s last day of employment, all of Atkore’s property including, but not limited to, Confidential Information, all sales aids, computer data, laptops, motor vehicles, computers, customer lists or information, access databases, customer contact information, reports, price lists, cell phones, PDAs, computers, pagers, electronic devices, equipment, supplies, access cards, keys, or other materials received from Atkore, or from any of its customers, agents, or suppliers.

(g) Executive acknowledges that any violation by Executive of the provisions of Sections 4(b), (c), (d) (e) or (f) would cause serious and irreparable damage to the Protected Parties. Executive further acknowledges that it might not be possible to measure such damage in money. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of Sections 4(b), (c), (d) or (e), the Protected Parties may seek, in addition to any other rights or remedies, including money damages for specific performance, an injunction or restraining order, without the need to post any bond or other security, prohibiting the Executive from doing or continuing to do any acts constituting such breach or threatened breach.

(h) Atkore and Executive have attempted to limit the restrictive covenants in Sections 4(b), (c), (d) (e) and (f) as reasonably necessary to the extent permitted by law. In the event a court of competent jurisdiction determines the restrictions contained in this Sections 4(b), (c), (d) or (e) are unreasonable in geographic scope, duration, or activity prohibited, then the parties agree that the court shall amend such provision, but only so much as shall be necessary for the restrictions to be enforceable.

(i) As noted above, Executive shall not solicit certain of Atkore’s customers or prospective customers. In the event of any such solicitation, Executive agrees to notify Atkore of such solicitation and contact within one (1) business day of any such solicitation.

(j) Executive’s agreements in Sections 4(b), (c), (d), or (e) shall be extended for the period of time which Executive violates one or more of these agreements and/or during any period during which Atkore appeals from an order refusing to enforce any of these agreements or covenants. The tolling or extension period shall not exceed twelve (12) months under any circumstances.

5. Arbitration.

(a) Any claim or dispute, whether legal or equitable, of any kind, arising from or relating to the breach, interpretation, application or enforcement of this Agreement shall be submitted to arbitration before a single arbitrator selected by agreement of the parties from a list provided by the American Arbitration Association (“AAA”). Any such arbitration shall be held in Illinois and shall be administered by the AAA under its Employment rules in effect at the time of the demand for arbitration. Any claim or disputes subject to arbitration under this Agreement shall be deemed waived and forever barred if arbitration is not demanded in writing within 180 days of the date on which a known claim or dispute arose. The award of the arbitrator shall be final and binding. Judgment may be entered on the arbitrator’s award in any court with competent jurisdiction.

(b) Notwithstanding anything in the Agreement to the contrary, any claim for injunctive relief made by the Company that Executive has breached or has threatened to breach any of the obligations of the provisions set forth in Sections 4(b), (c), (d) (e) or (f) of the Agreement is not arbitrable and may be submitted by the Company to any court with jurisdiction for judicial resolution. In such event, any counterclaim, cross claim or other claim of Executive shall be subject to resolution by arbitration pursuant to Paragraph 5(a) of the Agreement.

6. Entire Agreement; Modification. This Agreement incorporates the complete understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior or contemporaneous agreements, written or oral, between Executive and Atkore with respect to such subject matter. No provision hereof may be modified or waived except by a duly written instrument duly executed by Executive and Atkore. Furthermore, Atkore and Executive agree that the failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

7. Successors; Binding Affect. This Agreement will inure to the benefit of and be binding upon Atkore and its subsidiaries and any successors and assigns.

8. Captions. The captions contained in this Agreement are for convenience only, and shall not be construed to limit, define or modify the substantive terms contained in this Agreement.

9. Execution. This Agreement is effective once signed by all the parties and can be executed in multiple identical counterparts and via mail, personal delivery, e-mail and fax.

10. Code Section 409A Compliance. To the extent that benefits under this Agreement are or become subject to Internal Revenue Code Section 409A, the Agreement shall be interpreted and construed to the fullest extent allowed under Code Section 409A and the applicable regulations and other guidance thereunder to comply with such Code Section and the applicable regulations and other guidance thereunder, and to avoid any additional tax thereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

ATKORE INTERNATIONAL, INC.

By:	_____________________________________
Name:______________________________
Title:_______________________________

EXECUTIVE

By:	_____________________________________
Name:______________________________
Title:_______________________________

10184809.1 (OGLETREE)